Exhibit 99.1

U.S. SHIPPING PARTNERS PLAN OF REORGANIZATION CONFIRMED BY BANKRUPTCY COURT

Company Expected to Emerge From Pre-arranged Chapter 11 by Mid-October

EDISON, NJ, October 1, 2009 – U.S. Shipping Partners, L.P. (PINKSHEETS: USSPZ) (the “Company”) announced today that the Bankruptcy Court for the Southern District of New York has confirmed the Company’s Plan of Reorganization. The confirmation order is the last step in the Company’s pre-arranged Chapter 11 restructuring. U.S. Shipping Partners will emerge from Chapter 11 when the plan becomes effective, which is expected to occur in approximately 10-20 days.

On the effective date, the Company will be renamed U.S. Shipping Corp and will have a new corporate structure and Board of Directors. The Company will continue to be led by a seasoned team of executives, including, Joseph Gehegan who will become President and Chief Executive Officer, Albert Bergeron who will join as Vice President and Chief Financial Officer and Jeffrey Miller, Vice President and Head of Chartering.

“Today is an important day in the history of our Company,” said Joseph Gehegan. “We have successfully restructured our balance sheet to reduce leverage and improve liquidity. We were able to continue business as usual during the restructuring, including paying vendors in the ordinary course of business. The Company will continue normal operations through the remainder of the case.”

“We are most appreciative of the trust, confidence and loyalty our customers have shown us and the hard work and dedication demonstrated by our employees,” Gehegan said. “We remain committed to the highest standards of operation and care for health, safety and the environment, and to delivering the superior service for which U.S. Shipping is known.”

Ronald L. O’Kelley will complete his tenure as CEO of the U.S. Shipping Partners L.P. upon its emergence from Chapter 11. In doing so, Mr. O’Kelley will have delivered on his commitment to the Board, made when he assumed the role of CEO, to reduce the Company’s leverage and improve its liquidity.

“It has been an exciting, but very challenging time as the Company dealt with a significant drop in demand and greater competition that placed increased pressure on the Company’s cash flow from operations,” O’Kelley said. “The decision to pursue a Chapter 11 reorganization came only after extensive efforts were made to improve the Company’s liquidity and pursue other strategic alternatives. Now that our debt restructuring is nearly complete, we have accomplished what was needed at this point in the Company’s history. As I evaluate new opportunities, I wish to thank everyone involved in the process. It was a great team effort.”

As previously announced, the consensual restructuring plan, among other things, provides that $100 million of second lien debt will be extinguished in exchange for 50% of the equity of the reorganized company, and reduces the first lien debt, including swaps, by approximately $55 million and reinstates the remaining $300 million at an improved rate of interest. The holders of the first lien debt are also receiving 50% of the equity of the reorganized company. The existing and outstanding common units, subordinated units and general partnership interests of the Company will be cancelled without the payment of any amount to the holders thereof.

About U.S. Shipping Partners L.P.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services for refined petroleum, petrochemical and commodity chemical products in the U.S. domestic coastwise trade. The Company’s existing fleet consists of twelve tank vessels: four integrated tug barge units; one product tanker; three chemical parcel tankers and four ATBs.

For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause its actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Company’s filings with the SEC and include, among other things, the impact of our bankruptcy filing on our business, customers and employees, our liquidity, future charter rates, and demand in the spot market for vessels.

Contact Information:
Joseph Gehegan
Chief Operating Officer
U.S. Shipping Partners
1-732-635-1500